Exhibit 10.25
SERVICE AGREEMENT

CELL SOLUTIONS, LLC., a XXXX corporation (“CS”);
BETWEEN:

AND:	CYTOCORE, INC., a Delaware corporation (“CytoCore”).

DATED:	August XX, 2009.
RECITALS:
     A. CS has developed and/or owns the rights to a cell preservation medium (“Preservative”) and the methods (“Methods”), supplies (“Supplies”) and instrumentation (“Instruments”) used in preparing cells suspended in the Preservative for use in cytological evaluations.
     B. CytoCore is engaged in the business of developing and commercializing products for the screening and/or diagnosis of cancers and other diseases of the female reproductive system.
     C. CytoCore desires to Manufacture and sell “Kits” comprising the SoftPAP® cervical cell collection device and the Preservative.
AGREEMENT:
     In consideration of the foregoing Recitals, which are by this reference incorporated in this Supply Agreement (this “Agreement”), and in consideration of the mutual promises, representations, warranties and covenants set forth below, the parties agree as follows:
1.	DEFINITIONS. When used in this Agreement, the following terms have the meanings set forth below:
1.1	“Preservative” means the Synermed general cytology preservative.
1.2	“Methods” means procedures and processes for the preparation of suspensions of cells in Preservative and for the preparation of specimens for evaluation from said cell suspensions.
1.3	“Supplies” means ancillary reagents and materials used in the preparation of specimens for evaluation.
1.4	“Instrument” means a machine that performs the function of preparing a specimen for evaluation from a suspension of cells in the Preservative.
1.5	“Kit” means a package or unit of sale that contains a SoftPAP® cervical cell collection device and Synermed Preservative.

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1.6	“End User” means a physician, nurse, nurse practitioner, midwife or other person or entity that is may legally collect cervical cytology specimens for the purpose of cervical cancer screening.
1.7	“Distribution Channels” means: (a) sales to physicians; (b) sales to hospitals, clinics and other medical facilities; (c) sales to laboratories; and (d) sales to distributors for use in (a) and (b) above.
1.8	“Territory” means all countries of the world.
2.0	GRANT.
2.1.	CS grants to CytoCore the non-exclusive right to incorporate the Synermed Preservative in its kits and to manufacture, use, market, sell, have sold, and distribute Kits as defined in 1.5 above in the Territory, whether directly or contractually through independent agents or distributors, to End Users.
2.1.1	CytoCore may sublicense the rights identified in Section 2.1 to a third party in those jurisdictions where such a sublicense is permitted or required.
2.2	CS grants to CytoCore the non-exclusive right to manufacture, use, market, sell, have sold, and distribute Kits, whether directly or contractually through independent agents or distributors, to laboratories that provide or sell cervical cell collection devices and preservatives to End Users.
2.3	CytoCore grants to CS the non-exclusive right to use, market, sell, have sold, and distribute Kits, whether directly or contractually through independent agents or distributors, to laboratories that provide or sell cervical cell collection devices and preservatives to End Users.
2.4	Neither Party grants to the other Party any rights other than those enumerated above in any product or technology owned, invented or discovered by the Party, whether past, present or future.
2.5	Neither Party grants to the other the right to use trademarks, copyrights or similar property of the Party except as may be mutually agreed upon from time to time for the marking of packages and other manufacturing operations intended for the exclusive use by CytoCore. CS will mark the Products, packaging and packaging inserts with patent markings appropriate to reflect the Patents and as otherwise directed by CytoCore.
3.	SUPPLY OBLIGATIONS
3.1	CS will provide CytoCore with Preservative to be incorporated into Kits

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3.1.1	The Preservative and its associated price schedule will be entered into Schedule 1 of this Agreement. If CS agrees to provide additional products to CytoCore, the Parties will amend Schedule 1 to include such products and their associated price schedules.

3.1.2	Except as mutually agreed on a case-by-case basis, CS will manufacture, package and label the Preservative for CytoCore on a private label basis.

3.1.3	CytoCore will be responsible for the labeling applied by CS to private label Preservative.
3.1.3.1	The Parties will mutually determine whether CytoCore will, at its cost and expense, provide to CS the physical labels required for the private labeling of the Preservative or will provide to CS the artwork necessary to allow CS to manufacture or procure said labels.

3.1.3.2	CS will provide CytoCore with the specifications necessary for CytoCore to procure the labels or prepare the label artwork.

3.1.3.3	CytoCore is and shall be the copyright owner or licensee of all designs and artwork used in connection with packaging for the Product. To the extent third-party trademarks or other rights are necessary for certain customers, CytoCore represents that it has or will have obtained the right from such third parties for CytoCore the right to use such trademarks or other rights solely for such purpose.

3.1.3.4	All product inserts must be pre-approved by CytoCore and be in full compliance with all labeling laws in each jurisdiction in which Products are distributed.

3.1.3.5	CytoCore shall be responsible for all advertising and the contents thereof related to the SoftPAP® collector and to the Kits.
3.1.4	The Parties recognize that the laws, regulations, customs and/or practices pertaining to product labeling may differ between countries and that different labels may therefore be required in various countries.
3.1.4.1	CytoCore shall be responsible for determining the labeling requirements for each country and for providing

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CS with labels and/or label artwork that conforms to these requirements.
3.1.5	CytoCore may manufacture Kits containing cytology preservative other than the Synermed preservative specified in this Agreement, so long as such preservative is not a copy of the Synermed Preservative.

3.1.6	CytoCore shall be responsible for assembling the Kits

3.1.7	CS will provide to CytoCore copies of the Instructions for Use, Material Safety Data Sheet (MSDS) and similar documents related to the safety and proper use of the Preservative
4.0	ORDERING AND ORDER FULFILLMENT
4.1	Prior to the first business day of each calendar quarter CytoCore will provide CS with a non-binding forecast of its anticipated requirements for Preservative during each of the following three calendar quarters.

4.2	CytoCore will issue Purchase Orders for the Preservative to CS. Each Purchase Order will identify the Preservative, quantity and pricing in accordance with Schedule 1 and shall additionally specify the packaging and labeling to be applied to this Preservative.

4.3	CS will deliver such orders to CytoCore “Free Carrier” (FCA, INCOTERMS 2000) the designated CS manufacturing facility unless other delivery arrangements are agreed to between the Parties.

4.4	Unless otherwise specified on the Purchase Order, CS will ship the Preservative in accordance with its standard practices.

4.5	CytoCore shall be responsible for all shipping charges.

4.6	Shipping times will be mutually and reasonably agreed upon by the Parties, and based on the size of the order and type of shipping. Notwithstanding the foregoing, all orders will be shipped within 60 days of receipt of purchase order, unless otherwise agreed so long as the total quantity of Preservative ordered for delivery within a calendar quarter does not exceed the corresponding forecast quantity by more than ten (10) percent.

4.7	All Preservative delivered to CytoCore will have at least eighteen (18) months of expiration dating remaining as of the date of delivery to CytoCore.
5.0	MANUFACTURING.
5.1	Manufacturing Obligations. CS shall have the Preservative manufactured in compliance with its specifications and in compliance with Quality

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System Regulation (“QSR”) requirements set forth in 21 CFR Part 820 or foreign equivalent thereof and in conformance with the requirements of ISO 13485 or any foreign equivalent thereof applicable to the Products.
5.1.1	CS or its manufacturer shall maintain current establishment registration and product listings, as specified in 21 CFR Part 807 and shall maintain its current ISO 13485 registration.

5.1.2	CS will provide evidence of its or its manufacturers’ as applicable FDA and ISO 13485 registrations to CytoCore.

5.1.3	CS will notify CytoCore of any changes in its or its manufacturers’ FDA and/or ISO 13485 registrations and in its product listings for the Preservative
5.2	CS will provide CytoCore notice of any changes to the specifications and/or formulation of the Preservative sufficiently in advance of implementation of the change to permit CytoCore to validate the revised Preservative in its applications.
5.2.1	CS will provide CytoCore with samples of the revised Preservative for validation at no charge.

5.2.2	CS shall be responsible for making any regulatory submissions and/or obtaining any relevant regulatory clearances, registrations or approvals that pertain solely to the Preservative at its discretion. CytoCore shall be responsible for making any regulatory submissions and/or obtaining any relevant regulatory clearances, registrations or approvals that pertain solely to Kits. .

5.2.3	In the event that a change in the Preservative specifications makes the Preservative unsuitable for CytoCore’s use hereunder, CytoCore may terminate this Agreement in accordance with Section 13.4.1.4 in its entirely or with respect to any country within the Territory.
5.3	CS will provide CytoCore with written certification that each lot of Preservative supplied to CytoCore conforms to its specifications.
5.3.1	All Preservative supplied to CytoCore shall be traceable by lot number in accordance with the pertinent FDA regulations.

5.3.2	CS or its manufacturer shall keep and maintain adequate records of all quality control testing, instrumentation validation and stability studies and, upon CytoCore’s reasonable request, shall provide CytoCore with access to such records and the results of any testing.

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5.4	Force Majeure. CS will use its best efforts to fill accepted orders as promptly as practicable, subject to unanticipated delays caused by governmental orders, actions or requirements, transportation conditions, inclement weather, labor or material shortage, strike, riot, terrorist act, fire, natural disaster or other cause beyond CS’ control. In all cases, CS will use its best efforts to advise CytoCore in advance of any inability to make full and timely delivery of Products to CytoCore. Each party shall not be liable for failure to perform hereunder due to governmental orders, actions or requirements, transportation conditions, inclement weather, labor or material shortage, strike, riot, terrorist act, fire, natural disaster or other causes beyond such non-performing party’s reasonable control.
6.0	PRODUCT PRICING AND PAYMENT.
6.1	CS shall invoice CytoCore and CytoCore shall pay for the quantities of Product delivered by CS pursuant to this Agreement, at the purchase prices set forth in the attached Schedule 1.

6.2	Payment terms shall be Net 30 days.

6.3	Shipping costs, duties and fees shall the responsibility of CytoCore.

6.4	No adjustment in a Purchase Price shall be permitted during the initial annual period following CytoCore’s first order. Thereafter, but not more than once during any calendar year, the Parties may agree to amend the pricing given in Schedule 1.

6.5	Title to ordered Products will pass to CytoCore upon the later of tender of delivery. Risk of loss will pass to CytoCore upon delivery to the shipper.
7.0	REGULATORY CLEARANCES AND APPROVALS.
7.1	CytoCore shall be solely responsible for pursuing, obtaining and maintaining each regulatory clearance required for CytoCore’s sale of the Kits to be distributed and sold within the Territory, and for fulfilling the obligations as the holder of such clearances.
7.1.1	CS will provide CytoCore with such technical information and data pertaining to the Preservative as is determined to be required to support such applications for regulatory clearance of the Kits to the extent that such information does not compromise CS trade secrets.
7.2	CS shall be solely responsible for pursuing, obtaining and maintaining each regulatory clearance required for the sale of the Preservative to be distributed and sold within the Territory, and for fulfilling the obligations as the holder of such clearances..

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7.3	The Parties may agree to collaborate or coordinate efforts on the design, execution and/or evaluation of studies intended to obtain data to support regulatory filings.

7.4	CS will provide CytoCore with the names and contact information of any authorized representatives who possess copies of the Technical File for the Preservative in accordance with the applicable laws and regulations.
8.0	SALES AND DISTRIBUTION
8.1	Each Party will establish and maintain its own network of distribution partners and sales representatives within the Territory.
8.1.1	CytoCore distributors will primarily provide Kits to End Users, but may provide Kits to laboratories in such cases where the laboratory provides its customers with cervical cell collection devices and cytology preservative.

8.1.2	CS distributors will primarily provide Preservative and/or Supplies to laboratories, but may provide Kits to End Users in such areas within the Territory where CytoCore does not have a distributor.

8.1.3	In sales territories where only one of the Parties has engaged a distributor and, if warranted by the circumstances, the Parties may agree that the Party that has engaged the distributor may sell the products of the other Party through that distributor.

8.1.4	Where practical the Parties will align their respective sales territories such that they coincide geographically.

8.1.5	Each Party will introduce the other Party to its existing and potential distribution partners. The Parties may engage the same or different distributors within any sales territory and may engage additional distributors.

8.1.6	The Parties will coordinate their marketing, promotional, sales and distribution activities within the sales territories and may agree to jointly market, sell and/or jointly distribute products within selected sales territories.

8.1.7	The Parties agree that if one Party receives a sales lead or order for products sold by the other Party, the Party receiving the sales lead or order will refer the customer to the other Party.
9.0	CUSTOMER SERVICE, TRAINING AND COMPLAINTS.
9.1	CytoCore shall furnish technical service, assistance and support arising out of sales of Kits by or on behalf of CytoCore.

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9.2	CS shall furnish technical service, assistance and support arising out of sales of the Preservative.

9.3	CytoCore agrees to require that its distributors be trained in the use of the Preservative and associated Methods and Supplies. CS agrees to provide this training to CytoCore and to make such training available to distributors of CytoCore Kits.

9.4	CytoCore will provide CS with copies of all inquiries, complaints and requests pertaining to the Preservative in a timely manner. CytoCore shall be responsible for the investigation of any complaints arising from the sale or use of Kits. CS shall support CytoCore in such investigations.

9.5	CytoCore shall be responsible for compliance with the medical device reporting (“MDR”) requirements of the FDA, as specified in 21 CFR Part 803 and foreign counterparts thereto, and corrections or removal requirements, as specified in 21 CFR Part 806 and foreign counterparts thereto, as such requirements pertain to the SoftPAP® collector and Kits.
9.5.1	CS and CytoCore agree that if either Party should discover or become aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to the Preservative, the Kits, or the Methods, Supplies and/or Instruments associated with the Preservative which may reasonably require recall, correction or removal, such party shall promptly communicate such fact, condition, circumstance or event to the other Party within 48 hours. In the event any governmental entity or regulatory body requests that a Product be recalled, or the Parties agree, after consultation with each other, that a Product should be recalled or removed, the parties shall take all appropriate remedial actions with respect to such recall or withdrawal of the Product.

9.5.2	CytoCore will take the lead in the reporting, investigation and resolution of adverse events associated with the SoftPAP® collector and CS will take the lead in the reporting, investigation and resolution of adverse events associated with the Preservative or its associated Methods, Supplies and/or Instruments.
10.0	PRODUCT WARRANTY
10.1	CS warrants that Preservative delivered to CytoCore will conform to all Specifications in effect at the time of manufacture and that for a period of one (1) year from the date of delivery to CytoCore the Preservative will be free of defects in material and workmanship

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10.2	CS shall at its sole expense replace any Preservative that is determined not to conform to the applicable Specifications or to be defective in materials or workmanship

EXCEPT AS EXPRESSLY SET FORTH ABOVE, CS DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (A) THE MERCHANTABILITY OF CS PRODUCTS, (B) THE FITNESS OF CS PRODUCTS FOR ANY PARTICULAR PURPOSE OR USE, AND (C) ANY COURSE OF DEALING, COURSE OF PERFROMANCE, OR USAGE OF TRADE
11.0	INDEMNITY AND LIMITATION OF LIABILITY
11.1	CytoCore shall indemnify, defend and hold CS and its Affiliates and the officers, directors, employees, agents and independent contractors of each of them harmless from and against any and all claims, demands, actions, suits, losses, damages, liabilities, settlement amounts, costs or expenses (including reasonable attorneys’ fees and costs) (collectively, “Claims”) arising out of or relating to: (a) CytoCore’s breach of this Agreement; or (b) CytoCore’s gross negligence or willful misconduct or (c) any products liability claims relating to CytoCore products excluding the Preservative provided by CS hereunder.

11.2	CS shall indemnify, defend and hold CytoCore, its Affiliates and the officers, directors, employees, agents and independent contractors of each of them harmless from and against any and all Claims arising out of or relating to: (a) CS’ breach of this Agreement; or (b) CS’ gross negligence or willful misconduct; or (c) defects attributable solely to CS products.

11.3	The party seeking indemnification (the “Indemnified Party”) will give prompt written notice of any Claim of which the Indemnified Party is aware to the other party (the “Indemnifying Party”); provided, however, that the failure by an Indemnified Party to give such notice will not relieve the Indemnifying Party of its obligations under this Section 15, except to the extent that the failure results in the failure of actual notice and the Indemnifying Party is damaged as a result. The Indemnified Party will allow the Indemnifying Party to direct the defense and settlement of any such Claim, with counsel of the Indemnifying Party’s choosing, and will provide the Indemnifying Party, at the Indemnifying Party’s expense, with information and assistance reasonably necessary for the defense and settlement of the Claim. In the event that the Indemnifying Party fails to assume the defense or settlement of any such Claim within 30 days after receipt of notice of same from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Claim at the expense of and for the account of the Indemnifying Party. An Indemnifying

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Party will not be liable for any settlement of a Claim affected without its reasonable written consent, nor will an Indemnifying Party settle any such Claim without the reasonable written consent of the Indemnified Party. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the Claim.

11.4	Limitation of Liability. EXCEPT AS RELATED TO INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES
12.0	INTELLECTUAL PROPERTY.
12.1	CS will retain full ownership of the CS intellectual property which underlies the Preservative and any other CS product..

12.2	CytoCore agrees not to “reverse engineer” any CS product or manufacturer a similar substitute preservative product.
13.0	TERM AND TERMINATION.
13.1	This Agreement shall become effective when fully executed by both parties. This Agreement shall have an initial term of three (3) years (beginning on its execution), with automatic renewals of one (1) year each, unless (a) terminated by either party, (b) one party gives notice of termination at least 90 days prior to the end of the initial or any renewal term, or (c) terminated as set forth below.

13.2	Either Party may terminate this agreement for convenience by providing ninety (90) day advance written notification of such termination to the other Party.

13.3	If a Party should fail to perform under this Agreement or should violate any term of this Agreement, then the other Party may give written notice of the default and, if the defaulting party fails to fully correct the default within sixty (60) days, then the other party shall have the right to terminate this Agreement.

13.4	Either Party may terminate this agreement for cause upon notice and failure to cure within sixty (60) days of notice under the following conditions:
13.4.1	CytoCore may terminate this Agreement for cause if:

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13.4.1.1	CS fails to timely supply Products in the amounts ordered by CytoCore

13.4.1.2	Defective Products are received more than twice in any year

13.4.1.3	CS’s supply of the Products are enjoined by reason of alleged infringement or found to be infringing and a non- infringing substitute is not timely provided

13.4.1.4	CS makes a change in a Product which makes the Product unsuitable for use in one or more countries within the Territory

13.4.1.5	CS does not maintain and make available to regulatory authorities a Technical File for the Preservative as required to maintain the CE marking of the Preservative or does not provide technical information pertaining to the Preservative that CytoCore is required to provide to regulatory authorities.

13.4.1.6	CS is subject to a regulatory action that prevents CS from legally supplying Preservative to CytoCore
13.4.2	CS may terminate this Agreement for cause if:
13.4.2.1	CytoCore fails to pay invoices in a timely manner

13.4.2.2	CytoCore Kits and/or the SoftPAP collector are subject to a regulatory action that prevents them from being legally sold in the territory.
13.5	Termination of this Agreement for any reason by either party shall not relieve the parties of any obligations accrued prior to the effective date of the termination

13.6	Upon termination of this Agreement:
(a) All rights, licenses and privileges granted to CytoCore under this Agreement shall immediately cease and terminate, but any such termination will not affect the rights and obligations of the parties respecting remedies for breach of this Agreement;
(b) All obligations arising out of events prior to the effective termination date, including without limitation orders previously accepted and obligations to pay for delivered Products, shall be performed in accordance with the terms and conditions of this Agreement;

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(c) If terminated by CS, CytoCore shall have the right to fulfill any contract obligations for the sale of Kits that it may have upon its books when termination notice was received by CytoCore. If, at the time of termination, CytoCore does not have sufficient Preservative in inventory to meet these contract obligations, CS shall supply CytoCore with sufficient Preservative to meet these obligations under the then existing terms and conditions. In addition, CytoCore has the right to sell unsold Preservative in its inventory for a period of six (6) months after termination; and
(d) All sublicenses shall also be terminated by CytoCore unless otherwise extended by CS.
14.0	REPRESENTATIONS AND WARRANTIES.
14.1	Each of CS and CytoCore represents and warrants to the other that it is not a party to any agreement or covenant with any other person, and knows of no statute, law, ordinance, regulations, rule, order or decree of a governmental authority, which prohibits or restricts it from entering into and performing pursuant to this Agreement

14.2	CS and CytoCore each represents and warrants that it is, and will remain, in compliance with all applicable international, federal, provincial, state and local laws, regulations and orders related to its respective business and duties under this Agreement. CS specifically represents and warrants that the Product shall, as of the date of shipment to CytoCore or its customers, not be adulterated or misbranded within the meaning of the U.S. Food, Drug, and Cosmetic Act, and any similar provisions of state and local laws, regulations and orders, and shall comply with GMP requirements for such products including but not limited to ISO 13485 and foreign equivalents

14.3	CS represents and warrants that: (a) CS and its manufacturer have the right to enter into this Agreement; (b) all necessary actions, corporate and otherwise, have been taken to authorize CS’ execution and delivery of this Agreement and the same is the valid and binding obligation of CS; (c) all licenses, consents and approvals necessary for CS to carry out all of the transactions contemplated in this Agreement have been obtained; and (d) CS has the experience and technical and physical capacity to fulfill its obligations under this Agreement.

14.4	CytoCore represents and warrants that: (a) CytoCore has the right to enter into this Agreement; (b) all necessary actions, corporate and otherwise, have been taken to authorize CytoCore’s execution and delivery of this Agreement and the same is the valid and binding

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obligation of CytoCore; (c) all licenses, consents and approvals necessary for CytoCore to carry out all of the transactions contemplated in this Agreement have been obtained; and (d) CytoCore has the experience and technical and physical capacity to fulfill its obligations under this Agreement

14.5	CS represents and warrants that the Products will comply to the specifications therefore and that such Products do not infringe any proprietary right of any third party

14.6	Each party or CS’ contract manufacturer shall, during the term of this Agreement, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of at least $1,000,000 per occurrence and $2,000,000 aggregate, including product liability coverage. On execution of this Agreement, and on each anniversary of same, each party shall furnish a certificate of insurance, in form reasonably acceptable to the other party, evidencing such insurance and providing for 30 days’ prior written notice to the other party of any cancellation, nonrenewal or change of such insurance coverage. CellSolutions is currently working with its Manufacturer to secure the extension of its product liability coverage to include the Products of CellSolutions. It is expected that such coverage will be in place by December 31, 2009.
15.0	CONFIDENTIALITY
15.1	The term “Confidential Information” means: (a) the terms and conditions of this Agreement; and (b) a party’s information, data, knowledge and know-how (in whatever form and however communicated) relating directly or indirectly to the disclosing party (or to its Affiliates or contractors), as to its or their respective businesses, employees, operations, methods, processes, trade secrets, plans, properties, products, markets or financial positions) that is delivered or disclosed by such party, its Affiliate or any of their respective officers, directors, partners, members, employees, contractors, agents or shareholders to the other party in writing, electronically, orally or through visual means, or that such party learns or obtains aurally, through observation or analyses, interpretations, compilations, studies or evaluations of such information, data, knowledge or know-how; and (c) any information that would be reasonably deemed to be confidential when considering the nature of such information and the circumstances surrounding its disclosure. Without limiting the foregoing, CytoCore acknowledges and agrees that the proprietary information and technology comprising the components, design and makeup of the Products are proprietary and trade secrets of CS and constitute Confidential Information. Without limiting the foregoing, CS acknowledges and agrees that all information submitted by CytoCore in support of regulatory approvals are the Confidential Information of CytoCore. Each party will

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limit access to Confidential Information to only those of its employees, agents and consultants having a need-to-know in connection with this Agreement and will take reasonable steps to ensure no unauthorized person has access to the Confidential Information. Each party will advise in writing its employees, agents and consultants to whom disclosure of Confidential Information is made of the obligations under this Agreement to protect the Confidential Information. Each party will be liable for the unauthorized disclosure of Confidential Information by its employees, agents and consultants

15.2	Confidential Information shall not include information, data, knowledge and know-how that, as shown by written records: (a) is known to the receiving party prior to disclosure to or receipt by such party without breach of an obligation of confidentiality; (b) is in the public domain prior to disclosure to a party; (c) enters the public domain through no violation of this Agreement after disclosure to such party; or (d) is independently developed by a party without reliance in any way on Confidential Information

15.3	Each party shall keep the Confidential Information communicated to it by the other party confidential and shall not either itself use or disclose such information or provisions to any third person without the prior written approval of the other party in each instance, except that either party may disclose such provisions to the extent required by law or other demand under lawful process, provided the receiving party gives the disclosing party prompt notice prior to such disclosure to allow the disclosing party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information. Subject to the requirements of applicable securities laws and regulations of applicable stock exchanges, neither CytoCore nor CS shall make any news releases or any other public disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, which consent may be withheld by such other party in its sole discretion; provided, however, that the foregoing shall not prohibit the disclosure of this Agreement, subject to customary written confidentiality restrictions, to persons with whom either party intends to enter into a sale, merger, capital raising or other similar strategic transaction.

15.4	Either party aggrieved by breach or threatened breach of this Section 16 shall be entitled to bring an action to prevent, stop or otherwise obtain redress, including specific performance, injunctive relief or other available equitable remedy, without having to post bond or other undertaking therefor, and without necessity of providing 60 days’ notice pursuant to Section 13.3 above
16.0	SUBCONTRACTING AND ASSIGNMENT.

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16.1	Except as provided in this Agreement, neither Party may assign or transfer this Agreement or any rights or duties under it, voluntarily or by operation of law, without the prior written consent of the other Party. Any attempted assignment or transfer not in compliance with this Agreement shall be void and of no force or effect. A reorganization or merger with another corporation or other person shall not itself, however, constitute a prohibited assignment

16.2	Notwithstanding Section 16.1 above, in the event of a merger, sale of stock or assets or reorganization, either party hereto may sell and transfer its entire rights and obligations under this Agreement to a third party at any time without prior written consent of the other Party.

16.3	Either Party may subcontract its obligations hereunder provided that each Party is responsible for the actions of its subcontractors
17.0	NOTICES.
Any notice, under this Agreement shall be in writing and be deemed given upon written receipt of delivery, delivered via overnight courier in each case addressed to the following addresses:

If to CS:	Cell Solutions, LLC. Attn: Ernie Knesel 1100 Revolution Mill Drive, Ste. 100 Greensboro, NC 27405 Fax 336-510-1159

If to CytoCore:	CytoCore, Inc. Attn: Legal Counsel 414 North Orleans St., Ste. 510 Chicago, IL 60610 Fax (312) 222-9580
or to such other address as a party may provide by notice given in the same manner.
18.0	MISCELLANEOUS.
18.1	Definition of Affiliate. The term “Affiliate” means any person controlled by, under common control with or which controls a party to this Agreement, control being defined as either having ownership of a majority of the equity of such party generally eligible to elect a majority of the governing body of such party, or the right by agreement or otherwise to direct the actions of such party (including, without limitation as a general

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partner of a partnership or as a managing member of a limited liability company)

18.2	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the state of Delaware, without regard to the conflicts of law rules of such state

18.3	Mediation. In the event of a dispute between the parties, which cannot be resolved in the course of ordinary business, either party may submit a written request for a meeting of senior executives to resolve such dispute. In the event that such a request is submitted, the receiving party shall make a senior executive available to discuss the matter within 10 business days. If the matter is not resolved by such meeting, either party may send a written request that the dispute be submitted to mediation. Such request shall include the names of at least three U.S.-based mediators or mediation services, each of which must have appropriate professional training and experience in business mediation. The parties shall work in good faith to agree on a mediator within five business days of receipt of the request, and the mediation shall be scheduled as soon as reasonably practicable, but in any case within 30 days of receipt of the request. The mediation shall occur in the principal office city of the request recipient. All costs of mediation shall be borne equally by the parties. In the event that a mutually agreeable resolution cannot be reached through mediation, either party may proceed to use the courts or other legal methods to achieve resolution. Nothing in this Section 19.3 shall be construed as preventing either party from using the courts directly and immediately for injunctive relief pursuant to Section 16 in the event that imminent harm is threatened, or as preventing either party from proceeding to litigation in the event that mediation is unsuccessful

18.4	Further Assurance. Each party shall execute and deliver, at the request of the other party, such further documents or instruments, and shall perform such further acts, that may be reasonably required to fully accomplish the intent of this Agreement

18.5	Waiver of Breach. The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other term or provision by either party

18.6	Modification. This Agreement may not be amended or modified except in a writing executed by the parties

18.7	Assignment. This Agreement shall be binding upon and operate to the benefit of the parties and their successors and permitted assigns

18.8	Relationship of Parties. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this

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Agreement is intended or is to be construed so as to constitute the parties as partners or joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any third party, and no conduct of the parties shall be deemed to infer such right

18.9	Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties), and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way

18.10	Interpretation. Time is of the essence of this Agreement in all particulars. All monetary figures are in U.S. Dollars. The term “days” means calendar days. As the context may require in this Agreement, the use of any gender (male, female or neuter) shall include any other gender, and the singular shall include the plural and the plural the singular. The word “person” includes individual, joint venture, partnership, limited liability company, corporation, association, trust or any other entity or organization. The captions heading the sections and subsections of this Agreement are inserted for convenience of reference only, and are not to be used to define, limit or describe the scope or intent of any term, provision, section or subsection of this Agreement. Each Schedule described in and attached to this Agreement is incorporated in it. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument

18.11	Integration. THIS AGREEMENT CONTAINS THE FINAL AND CONCLUSIVE AGREEMENT AND UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF IT, AND SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, PROMISES, REPRESENTATIONS, AGREEMENTS OR UNDERSTANDINGS, ORAL OR WRITTEN, BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT,

18.12	Survival. Sections 5.3, 9.5, 10, 11, 13-15, 16.1, 16.2, 17 AND 18 shall survive termination or expiration of this Agreement
EXECUTED by the parties through their duly authorized representatives as of the date first written above.

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CELL SOLUTIONS, LLC.		CYTOCORE, INC.

By	/s/ Ernie Knesel	By	/s/ Robert F. McCullough Jr.

	Ernie Knesel, Ph.D., CEO		Robert F. McCullough Jr., CEO

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